Exhibit 99.01

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard P. Charlier, Chief Executive Officer at 702/384-2425

John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL CORPORATION POSTS
RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
DECEMBER 31, 2004

LAS VEGAS, Nev. (March 29, 2005) - Gaming Partners International Corporation (Nasdaq-NMS: GPIC) today announced that net income for the twelve months ended December 31, 2004 increased by more than twofold from the prior year.

                Net income for 2004 totaled $2.6 million, equal to $0.34 per basic and diluted share, up from $1.2 million or $0.16 per basic and diluted share in 2003.  Revenues for the year increased to $44.6 million, or 23.2%, from $36.2 million in the previous fiscal year.

                For the three months ended December 31, 2004, revenues were $13.2 million, compared with $10.9 million in the year-earlier quarter, representing a 21.1% increase for the fourth quarter of 2004 compared to the same quarter in 2003.  Net income was $1.3 million for the fourth quarter, which was approximately the same as one year ago.  On a per share basis, net income was $0.16 basic and diluted, compared to $0.18 per basic and diluted share in the corresponding quarter of 2003.

                Gerard Charlier, president and chief executive officer, commented:  “We are very pleased by the company’s improved operating results in 2004, reflecting the success of our focused efforts to build a larger, stronger and more profitable company following our business combination.”

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GPIC — 2004 RESULTS/2-2-2-2

                “With respect to investments in the future, a key aspect of our strategy is the continuing development of the company’s range of RFID-related products in order to meet the multidimensional aspects of various casino applications including chip security and the enhanced ability to manage table game operations as efficiently as slots. While RFID embedded casino chips do not provide 100% security, since they can in theory, be duplicated, the protection of our chip tracking systems bring the casino’s chip management to an unprecedented level.”

The company’s increase in 2004 revenues over 2003 principally results from sales of GPI’s European subsidiary, GPI-SAS, to new and existing casinos in Macao in the second and fourth quarters of the year.  The company’s revenue increases in the second, third and fourth quarters of 2004, compared to 2003, were partially offset by lower first quarter revenues due to the variability of timing and demand related to new casino openings and expansions.

Cost of revenues decreased modestly for the year as a percent of revenues to 61.1% from 61.9% in 2003, as a result of the better absorption of fixed costs due to the higher sales volume and the improved product mix at GPI-SAS.  Gross profit registered a year-over-year improvement of 26% as a result of the $8.4 million increase in revenues for the year, coupled with the decrease in costs of revenues as a percent of sales.

                Operating expenses—which include product development, marketing and sales, depreciation and amortization, and general and administrative costs—rose approximately $1.2 million for the year, primarily due to higher product development, marketing and sales costs including costs associated with the name change, new catalogs and advertising, as well as the relocation of Kansas chip manufacturing operations to Las Vegas.  As a percentage of total revenues, operating expenses decreased to 29.7% in 2004 from 33.3% in 2003.

                Other income (expense) posted a $98,000 decrease in expense for the year, primarily as a result of reduced foreign currency translation losses, reflecting the euro’s strength and the company’s sales activity in foreign currencies.

GPIC — 2004 RESULTS/3-3-3-3

                In 2004, the company recorded income tax expense of $1.2 million, compared to a tax expense of $101,000 in the prior year, primarily due to taxes on foreign income.  Net after tax margin for 2004 was 5.9%, up from 3.4% in 2003. The company’s results for 2004 are not necessarily indicative of the results that may be expected in the future.

                Charlier emphasized, “the company’s liquidity and financial strength continue to show solid improvement.”  At year-end, cash and cash equivalents amounted to $8.0 million, up from $4.2 million at the close of 2003.  Working capital was approximately $12.2 million at December 31, 2004, compared with $7.3 million one year earlier.  Net cash provided by operating activities approximated $8.4 million in 2004, more than double $3.1 million in 2003.

                Commenting further on product development and the company’s technology and patent portfolio, Charlier said:  “We first commenced making simple RFID casino chips to be read one at a time in 1990.  Since that time, we have concentrated on the development of increasingly sophisticated RFID casino chips and readers, which meet all criteria required by casino managers and professional dealers.  Today our company offers RFID casino chips under three brand names adapted to different casino needs and practices.  The Paulson brand RFID casino chips are available in the U.S. for less than $2 each. All brands of our RFID casino chips can be read fast enough for any practical casino applications.

                “As an example of our very active ongoing development activities, at the ICE gaming show held in London in early 2005, we introduced vault cabinets that are able to read several thousand RFID chips in standard trays.”

                The Gaming Partners’ CEO also noted that the company holds “several patents for the embedding of RFID in gaming chips, as well as an exclusive license on patents, now owned by Shuffle Master, Inc., for the utilization of RFID casino chips and readers in the United States, used for tracking and accounting for RFID casino chips. We have been informed that one of our competitors is currently marketing a casino gaming chip product that claims to have

GPIC — 2004 RESULTS/4-4-4-4

an embedded microchip and by doing so has allegedly challenged the validity of the patents now owned by Shuffle Master, Inc., as they relate to this competitor.  Shuffle Master, Inc., is currently investigating the possible infringement. Although we do not control Shuffle Master, Inc., and further, there can be no assurance that Shuffle Master, Inc., will be successful in any effort, we believe that they will take all reasonable actions necessary to preserve all rights and remedies with regard to these patents.”

                “We are enthusiastic about our company’s prospects,” Charlier concluded, “as we focus on our opportunities to serve the gaming industry worldwide.  In particular, we look forward to bringing the benefits of GPIC’s RFID based products and expertise to improve the security and efficiency of our customers’ table game operations.”

GPIC — 2004 RESULTS/5-5-5-5

About the Company

Gaming Partners International Corporation manufactures and supplies casino chips, table layouts, playing cards, dice, gaming furniture, wheels, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey.  GPIC sells its casino products directly to licensed casinos throughout the world.  For additional information about GPIC, visit our web site at www.gpigaming.com.

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met.  Factors that could cause actual results to vary materially from these forward-looking statements include: a competitor’s infringement upon the patent underlying our exclusive license regarding RFID embedded gaming chips or a successful challenge of such patent, a failure of the industry to accept our RFID technology with respect to gaming chips and readers, an adverse change in the gaming regulatory structure or reduction in growth rate of new and existing casinos in Macao, timing and volume of customer demand for our casino products, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies.  Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and GPIC’s Form 10-K for the year ended December 31, 2003. GPIC does not undertake to update any forward-looking statements.

GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

December 31,

(dollars in thousands, except share amounts)

	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents and marketable securities	$12,983	$6,766
Accounts receivables, less allowance for doubtful accounts of $296 and $382, respectively	3,591	3,417
Inventories	7,358	5,382
Prepaid and other current assets	2,258	981
Total current assets	26,190	16,546

Property and equipment, net	9,469	8,658
Goodwill, intangibles and other assets, net	3,566	3,392
Total Assets	$39,225	$28,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	4,263	2,135
Other current liabilities	9,697	7,084
Total current liabilities	13,960	9,219
Long-term debt, less current maturities and taxes	3,645	1,563
Total liabilities	17,605	10,782

Commitments and Contingencies

Total Stockholders’ Equity	21,620	17,814
Total Liabilities and Stockholders’ Equity	$39,225	$28,596

 GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Years ended December 31,
(dollars in thousands, except per share amounts)

	2004	2003
Revenues	$44,585	$36,171

Cost of revenues	27,249	22,387

Gross profit	17,336	13,784

Operating expenses	13,260	12,042

Operating income	4,076	1,742

Other income (expense), net	(310)	(408)

Income before income taxes	3,766	1,334

Income tax expense	1,152	101

Net income	$2,614	$1,233

Earnings per share:
Basic	$0.34	$0.16
Diluted	$0.34	$0.16
Weighted-average shares outstanding
Basic	7,608	7,595
Diluted	7,754	7,672

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